Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Announces Offer To Purchase For Cash Up To

$250,000,000 Aggregate Principal Amount of Its

5.35% Senior Notes due November 15, 2010

MINNEAPOLIS — July 1, 2009 — Ameriprise Financial, Inc. (NYSE: AMP) today announced that it has commenced a fixed price cash tender offer to purchase up to $250,000,000 aggregate principal amount of its 5.35% Senior Notes due November 15, 2010 (the “Notes”). The terms and conditions of the tender offer are described in the Offer to Purchase, dated as of July 1, 2009, and the related Letter of Transmittal.

Title of Security CUSIP No./ISIN No.	Principal Amount Outstanding	Maximum Principal Amount to be Accepted	Tender Offer Consideration*	Early Tender Payment*	Total Consideration*
5.35% Senior Notes due November 15, 2010 (CUSIP No. 03076CAA4/ISIN No. US03076CAA45)	$800,000,000	$250,000,000	$1,000.00	$30.00	$1,030.00

*              Per $1,000 principal amount of Notes accepted for purchase.

The tender offer is scheduled to expire at 11:59 p.m. New York City time on July 29, 2009, unless extended. Subject to the terms and conditions of the tender offer, Ameriprise Financial expects to pay for Notes that have been validly tendered and not validly withdrawn on the business day after the date on which the tender offer expires.

Holders must tender their Notes by 5:00 p.m. New York City time on July 15, 2009, unless extended, to be eligible to receive the total consideration (which includes the early tender payment set forth above). Holders who tender their Notes after such time but prior to the expiration of the tender offer will be eligible to receive the total consideration less the early tender payment.

In addition, payments for Notes purchased pursuant to the tender offer will include accrued and unpaid interest from the last interest payment date to, but not including, the settlement date.

Except in limited circumstances set forth in the Offer to Purchase, withdrawal rights for the tender offer will expire at 5:00 p.m. New York City time on July 15, 2009, unless extended. The tender offer is subject to certain customary conditions, but is not conditioned upon any minimum principal amount of Notes being tendered.

Ameriprise Financial has retained Goldman, Sachs & Co. to serve as the lead dealer manager for the tender offer and Utendahl Capital Group, LLC to serve as the co-dealer manager for the tender offer. Ameriprise Financial also has retained Global Bondholder Services Corporation to serve as the depositary and as the information agent for the tender offer. Requests for copies of the Offer to Purchase and related Letter of Transmittal, which contain the full terms and conditions of the tender offer, may be directed to Global Bondholder Services Corporation by telephone at (866) 540-1500 (toll-free) or (212) 430-3774 (collect), or in writing at 65 Broadway, Suite 723, New York, New York 10006. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect) or Utendahl Capital Group, LLC at 212-797-2665.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The tender offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would be unlawful. None of Ameriprise Financial, the dealer managers, the depositary or the information agent makes any recommendation as to whether holders should tender their Notes in response to the tender offer. Holders must make their own decisions as to whether to tender Notes and, if so, the principal amount of Notes to tender.

Legal Notice Regarding Forward-Looking Statements

This news release contains forward-looking statements. All statements other than statements of historical fact included in this news release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the company and its affiliates to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, difficulties potentially delaying or preventing the completion of the transactions relating to the tender offer.

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

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© 2009 Ameriprise Financial, Inc. All rights reserved.